EXHIBIT 99.1

ECHO BAY MINES LTD.


          ECHO BAY ANNOUNCES CLOSING OF CAPITAL SECURITIES EXCHANGE
                                 TRANSACTION

Edmonton, Wednesday, April 3, 2002 - Echo Bay Mines Ltd. (Amex and TSE: ECO) announced today that the exchange of capital securities for common shares has been completed. An aggregate of 361,561,230 common shares of Echo Bay has been issued to retire a capital securities debt obligation of US$100 million in principal amount plus accrued and unpaid interest. On March 28, 2002, the shareholders of Echo Bay approved the issuance of the shares. The new principal holders of common shares and their respective share ownership positions in the Company are: Newmont Mining Corporation of Canada Limited -
48.8 percent and Kinross Gold Corporation - 11.4 percent.

The capital securities were issued in early 1997 and, at December 31, 2001, the principal plus accrued and unpaid interest amounted to US$164.2 million. Interest had been accruing at an annual rate of 12 percent and an interest payment of US$83.8 million would have become due and payable March 31, 2003, leaving the principal balance of US$100 million on which interest would have continued to accrue.

Echo Bay mines gold and silver in North America. The primary markets for its common shares are the American and Toronto stock exchanges.

Contact: Lois-Ann L. Brodrick, Vice President and Secretary - 780-496-9704.